Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

KB HOME ELECTS BRIAN R. NICCOL TO ITS BOARD OF DIRECTORS
Board Member Michael M. Wood Assumes Director Emeritus Role

LOS ANGELES (July 9, 2021) – KB Home (NYSE: KBH) today announced the election of Brian R. Niccol to its Board of Directors on July 8, 2021. Mr. Niccol was also appointed to the Board’s Management Development and Compensation Committee. Along with Mr. Niccol’s election to the Board, Michael M. Wood, a Board member since 2014, has assumed the advisory role of Director Emeritus, stepping down from the Board, as well as its Audit and Compliance and Nominating and Corporate Governance Committees. With these changes, the Company’s Board will remain at 12 members, eleven of which are independent.

“We are very excited to welcome Brian to our Board of Directors,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “He is a proven leader with vast experience across operational strategy, digital marketing and brand building, which have been key growth drivers of the companies he has led. In addition, Brian’s commitment to sustainability as a strategic priority will be informative for us as we continue to advance our environmental, social and governance initiatives.”

“Continuing our Board’s thoughtful and proactive approach to succession planning, Mike is transitioning at his suggestion into a Director Emeritus role, serving as a non-voting advisor to the Board,” Mezger continued. “This will provide continuity and enable the Board to have the benefit of Mike’s on-going insights and contributions as well as Brian’s perspectives.”

Brian R. Niccol is the Chairman and Chief Executive Officer of Chipotle Mexican Grill, Inc. (NYSE: CMG), which operates 2,800 company-owned restaurants across the U.S, as well as in Canada and Europe. Mr. Niccol has served as Chipotle’s Chief Executive Officer since 2018 and as Chairman of its Board since 2020. Previously, he spent 13 years in different divisions of Yum!Brands (NYSE: YUM), most recently serving as Chief Executive Officer of Taco Bell Corp. from 2015 to 2018 and as its President from 2013 to 2014. Earlier in his career, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol is a member of the board of directors of The Chipotle Cultivate Foundation, Chipotle’s nonprofit organization, and previously served on the board of Harley-Davidson, Inc. (NYSE: HOG).

Exhibit 99.1

About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built nearly 650,000 quality homes in our more than 60-year history. Today, KB Home operates in 45 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
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